EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT ("Agreement") entered into as of this 1st day of July, 2001 between Palomar Medical Technologies, Inc., a Delaware corporation (the "Company"), and Louis P. Valente, an individual (the "Executive"),

WITNESSETH THAT:

          WHEREAS, the Company desires to employ Executive as its Chief Executive Officer for the period and upon and subject to the terms herein provided; and

          WHEREAS, the Company desires to be assured that Executive will not compete with the Company for the period and within the geographical areas hereinafter specified; and

          WHEREAS, Executive is willing to agree to be employed by the Company for the period and upon and subject to the terms herein provided; and

          WHEREAS, Executive does not desire to work for the Company in a position lower than that of Chief Executive Officer and is willing to agree not to compete with the Company;

          NOW, THEREFORE, in consideration of the premises, the parties hereto covenant and agree as follows:

          Section 1.   Term of Employment; Compensation. The Company agrees to employ Executive from July 1, 2001 until June 30, 2003 (the “Term”) as its Chief Executive Officer, with the responsibilities normally associated with such position (the “Executive Position”). The Company will pay Executive for his services during the term of his employment hereunder at an annual rate of Two Hundred Fifty Thousand Dollars ($250,000.00) subject to increases thereafter as determined by the Company’s Board of Directors and Compensation Committee, payable in arrears, in equal installments, in accordance with standard Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law. Thereafter, this Agreement shall be automatically renewed for successive periods of two (2) years, unless you or the Company shall give the other party not less than three (3) months prior written notice of non-renewal.

          Section 2.   Office and Duties. Executive shall have the usual duties, responsibilities and authority (the “Executive’s Authority”) of a Chief Executive Officer, and shall report to the Company’s Board of Directors, and shall perform such specific other tasks, consistent with his position as Chief Executive Officer, as may from time to time be assigned to him by the Board of Directors. Executive shall devote substantially all of his business time, labor, skill, undivided attention and best ability to the performance of his duties hereunder. Executive may not, without Executive’s consent, be required to perform Executive’s duties at any location that is more than fifty (50) miles from the Company’s principal office in Burlington, Massachusetts, except that Executive agrees that he will travel to whatever extent is reasonably necessary in the conduct of the Company’s business.

          Section 3.  Business Expenses. Executive shall be entitled to reimbursement for expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefor in accordance with such procedures as the Company has heretofore or may hereafter establish. The Company will reimburse you for automobile expenses during the term of this Agreement.

          Section 4.  Vacation During Employment. Executive shall be entitled to such reasonable vacations as may be allowed by the Company in accordance with general practices to be established, but in any event not less than four (4) weeks during each twelve (12) month period.

          Section 5.  Additional Benefits. The Company shall make available to Executive at least those perquisites presently granted to Executive. Nothing herein contained shall preclude Executive, to the extent he is otherwise eligible, from participation in all group insurance programs or other fringe benefit plans which the Company may hereafter in its sole and absolute discretion make available generally to its employees, but the Company shall not be required to establish or maintain any such program or plan.

          Section 6.  Termination by the Company. The Company shall have the right to terminate Executive’s employment at any time for “Cause”. For purposes of this Agreement, “Cause” shall mean (a) termination by action of a majority of the members of the Company’s Board of Directors, acting on the written opinion of counsel, because of Executive’s willful and continued refusal, without proper cause, to perform substantially Executive’s duties under this Agreement; or (b) the conviction of Executive of a felony or an act of fraud or embezzlement against the Company or any of its divisions, subsidiaries of affiliates (which through lapse of time or otherwise is not subject to appeal). Such termination shall be effected by written notice thereof, personally hand delivered by the Company to Executive, and, except as hereinafter provided, shall be effective as of the thirtieth (30th) calendar day after such notice; provided, however, that if within such thirty (30) calendar day period Executive shall cease Executive’s refusal and shall use Executive’s best efforts to perform such obligations, the termination shall not be effective.

          Section 7.  Termination by Death. In the event Executive dies during the Term, Executive’s employment shall terminate (effective on the date of Executive’s death) and the provisions of Section 10 shall be applicable.

          Section 8.  Termination by Disability. In the event that Executive suffers a disability which prevents Executive from substantially performing Executive’s duties under this Agreement for a period of at least one hundred eighty (180) consecutive or nonconsecutive calendar days within any three hundred sixty-five (365) calendar day period, the Company shall have the right, after such one hundred eighty (180) calendar day period has elapsed, to terminate Executive’s employment hereunder upon thirty (30) calendar days written notice to Executive and the provisions of Section 10 shall be applicable.

          Section 9.  Termination by Executive. Notwithstanding any other provisions of this Agreement, Executive may terminate Executive’s employment either (i) in the event of a “Change in Control” or (ii) by written notice served upon the Company within thirty (30) calendar days after Executive has knowledge of an event constituting “Good Reason.”

          For purposes of this Agreement, “Change in Control” shall be deemed to be (i) the sale of all or substantially all of the assets of the Company; (ii) any person, together with its affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or any successor rule thereto) shall become the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), including by merger or otherwise, of more than fifty percent (50%) of the total voting power of all classes of voting stock of the Company; or (iii) that any person, together with its affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or any successor rule thereto) has succeeded as the result of or in response to actual or threatened election contests, whether by settlement or otherwise, in having elected to the Board of Directors of the Company, whether at one time or on a cumulative basis, a sufficient number of nominees to constitute (x) more than thirty percent (30%) of the members of the Company’s Board of Directors, rounded down to the nearest whole number, if the number of directors on the Company’s Board is eight or less, or (y) more than forty percent (40%) of the members of the Company’s Board, rounded down to the nearest whole number, if the number of directors on the Company’s Board is nine or more.

          For purposes of this Agreement, the term “Good Reason” shall mean:

          (i)    any action by the Company which results in a diminution in the Executive Position or in the Executive's Authority;

          (ii)    any failure by the Company to timely pay the amounts or provide the benefits described in this Agreement, other than an isolated failure not occurring in bad faith and which is remedied promptly after receipt of written notice thereof given by Executive; or

          (iii)    a material breach by the Company of any of the provisions of this Agreement which failure or breach shall have continued for thirty (30) days after written notice from Executive to the Company specifying the nature of such failure or breach; or

          (iv)    any action by the Company that would result in a violation of Section 2.

          Section 10.   Effect of Termination. (a) For Cause; and Death. In the event of termination of this Agreement (i) by the Company for Cause, or (ii) by reason of the death of the Executive, the Company shall pay Executive (or Executive’s beneficiary in the event of the Executive’s death) any base salary or other compensation earned (and a pro rata portion of the bonus payable with respect to the year in which termination occurred) but not paid to Executive prior to the effective date of such termination and, in the case of termination by reason of death, the Company shall pay Executive’s beneficiary (i) the base salary that Executive would have earned for a period of one (1) year following his death, plus (ii) a pro rata portion of any bonuses or other incentive compensation that Executive would have earned if he had been employed for the full fiscal year in which he died payable at the time of payment of similar bonuses made to other Executives of the Company, plus (iii) any death benefits that Executive is entitled to under the Company’s policies in effect on Executive’s date of death.

          (b)    Without Cause; For Good Reason. In the event of (i) termination or non-renewal of this Agreement by the Company other than for Cause, (ii) termination of this Agreement by Executive for Good Reason without a Change in Control, the Company shall pay Executive, in a lump sum within thirty (30) days after termination under this Section 10(b), the sum of (A) the amount described in Section 10(a) of this Agreement (other than the payments to be paid in case of termination by death), and (B) the amount equal to two times (2x) the Executive’s Annual Compensation in effect at the time of termination under this Section 10(b), and the Company shall continue all of the benefits and perquisites set forth in Section 5 for a period of two (2) years, notwithstanding the fact that Executive may no longer be an employee eligible to participate in one or more of the employee benefit plans maintained by the Company.

          (c)     Change in Control. In the event of termination or non-renewal of this Agreement by Executive or the Company within one (1) year after a Change in Control, the Company shall pay Executive, in a lump sum payment within thirty (30) days after termination under this Section 10(c), the sum of (A) the amount described in Section 10(a) of this Agreement (other than the payments to be made in case of termination by death), and (B) the amount equal to three (3x) times Executive’s Annual Compensation, and the Company shall continue for a period of two (2) years all of the benefits and perquisites set forth in Section 5, notwithstanding the fact that Executive may no longer be an employee eligible to participate in one or more of the employee benefit plans maintained by the Company.

          For purposes of this Section 10(c) of this Agreement the term “Executive’s Annual Compensation” shall mean (i) the sum of (A) the Executive’s then-current salary pursuant to Section 1 and (B) any bonus compensation to which Executive would have been entitled if Executive continued to be employed under this Agreement or the Executive’s last paid bonus, whichever is higher.

          (d)    Disability. In the event of termination of this Agreement by reason of disability, the Company shall continue to pay Executive’s Annual Compensation at the time of such termination for a period of one (1) year, reduced by the maximum amount of salary which may be insured under the Company’s Long Term Disability Plan at the time of disability.

          Section 11.   Acceleration and Expiration of Options. Any options or warrants to purchase capital stock of the Company (collectively, the “Options”) granted by the Company to Executive that have not yet become exercisable shall become exercisable upon the earliest to occur of (a) the termination of Executive’s employment as a result of Executive’s death or disability; (b) the termination by Executive with Good Reason; (c) the termination by Executive after a Change in Control; or (d) termination by the Company without Cause. Notwithstanding the foregoing, all Options, whether currently exercisable or not, shall expire and cease to be exercisable as follows:

          (a)    if the Company terminates Executive's employment for Cause, immediately upon the effective date of such termination;

          (b)     if the Company terminates the Executive’s employment without cause or if Executive terminates Executive’s employment with the Company with Good Reason or after a Change in Control, ninety (90) days after the effective date of such termination (but in no event later than the date the Term would expire without giving effect to any automatic renewal).

          (c)     if Executive dies while employed by the Company, six (6) calendar months after Executive’s death (but in no event later than the date the Term would expire without giving effect to any automatic renewal); and

          (d)    if Executive’s employment is terminated as a result of disability, six (6) calendar months after the effective date of such termination (but in no event later than the date the Term would expire without giving effect to any automatic renewal).

          Section 12.   Excise Tax Make-Whole. In the event it shall be determined that any payment or distribution by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor thereto) or comparable state or local tax or any interest or penalties with respect to such excise tax or comparable state or local tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”). The Gross-Up Payment shall be equal to the sum of the Excise Tax with respect to the Payment and all taxes (including any interest or penalties imposed with respect to such taxes) imposed on (or economically borne by) you (including the Excise Tax, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of the Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt by you of a Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

          If the Company determines that it is required to withhold any Excise Tax or report that any Excise Tax is due, or if the Company otherwise determines that any Gross-Up Payment is required, it shall promptly pay such Gross-Up Payment (net of applicable wage withholding).

          If you determine that a Gross-Up Payment is required, you shall so notify the Company in writing, specifying the amount of Gross-Up Payment required and details as to the calculation thereof. The Company shall, within 30 days, either pay such Gross-Up Payment (net of applicable wage withholding) to you or furnish an unqualified opinion from Independent Tax Counsel (as defined below), addressed to you and the Company, that there is substantial authority (within the meaning of Section 6661 of the Code) for the position that no Gross-Up Payment is required. In that event the Company shall not withhold any amount of the Excise Tax or take any other action which is inconsistent with such opinion of counsel. “Independent Tax Counsel” means a lawyer with expertise in the area of executive compensation tax law, who shall be selected by you and shall be reasonably acceptable to the Company, and whose fees and disbursements shall be paid by the Company.

          If the Internal Revenue Service or other tax authority proposes in writing an adjustment to your income tax that would result in a Gross-Up Payment, you shall promptly notify the Company in writing and shall refrain for at least thirty days after giving such notice, if so permitted by law, from paying any tax (including interest, penalties and additions to tax) asserted to be payable as a result of such proposed adjustment. Before the expiration of such period, the Company shall either pay the Gross-Up Payment or provide an opinion from Independent Tax Counsel to you and the Company as to whether it is more likely than not that the proposed adjustment would be successfully challenged if the matter were to be litigated. If the opinion provides that a challenge would be more likely than not to be successful if the issue were litigated, and the Company requests in writing that you contest such proposed adjustment, then you shall contest the proposed adjustment and shall consult in good faith with the Company with respect to the nature of all action to be taken in furtherance of the contest of such proposed adjustment; provided that you, after such consultation with the Company, shall determine in your sole discretion the nature of all action to be taken to contest such proposed adjustment, including (a) whether any such action shall initially be by way of judicial or administrative proceedings, or both, (b) whether any such proposed adjustment shall be contested by resisting payment thereof or by paying the same and seeking, a refund thereof, and (c) if you shall undertake judicial action with respect to such proposed adjustment, the court or other judicial body before which such action shall be commended and the court or other judicial body to which any appeals should be taken. You agree to take appropriate appeals of any judicial decision that would require the Company to pay a Gross-Up Payment, provided the Company requests in writing that you do so and provides an opinion from Independent Tax Counsel to you and the Company that it is more likely than not that the appeal would be successful. You further agree to settle, compromise or otherwise terminate a contest with the Internal Revenue Service or other tax authority with respect to all or a portion of the proposed adjustment giving rise to the Gross-Up Payment, if requested by the Company in writing to do so at any time, in which case you shall be entitled to receive from the Company the Gross-Up Payment. In no event shall you compromise or settle all or any portion of a proposed adjustment which would result in a Gross-Up Payment without the written consent of the Company.

          You shall not be required to take or continue any action pursuant to this Section 12 unless the Company acknowledges its liability under this Agreement in the event that the Internal Revenue Service or other tax authority prevails in the contest and timely makes the payments required by this paragraph. The company hereby agrees to indemnify you in a manner reasonably satisfactory to you for any fees, expenses, penalties, interest or additions to tax which you may incur as a result of contesting the validity of any Excise Tax and to pay you promptly upon receipt from time to time of a written demand therefor all costs and expenses which you may incur in connection with contesting such proposed adjustment (including reasonable fees and disbursements of Independent Tax Counsel); provided, however, that the Company shall not be required to reimburse any amount of tax which you are required to pay to permit your institution of a claim for refund under this Section 12.

          If you shall have contested any proposed adjustment as above provided, and for so long as you shall be required under the terms of this Section 12 to continue such contest, the Company shall not be required to pay a Gross-Up Payment until there occurs a Final Determination (as defined below) of your liability for the tax and any interest, penalties and additions to tax asserted to be payable as a result of such proposed adjustment. A “Final Determination” shall mean (A) a decision, judgement, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted, the time for filing such appeal has expired or you have no right under the terms thereof to request an appeal, (B) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding and with your consent, or (C) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

          In the event you receive any refund from the Internal Revenue Service or other tax authority on account of an overpayment of Excise Tax, such amount, shall be promptly paid by you to the Company.

          Section 13. No Mitigation; No Offset. Executive shall be under no obligation to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

           Section 14.    Disclosure and Assignment of Intellectual Property.

          (a)     Executive agrees that the Company, and its successors and assigns shall own all right, title and interest throughout the world in and to all research, information, inventions, designs, procedures, developments, discoveries, improvements, patents and applications therefor, trademarks and applications therefor, copyrights and applications therefor, trade secrets, drawings, plans, systems, methods, specifications, and all other manufacturing, engineering, technical, research and development data and know-how (herein sometimes “Intellectual Property”) made, conceived, developed and/or acquired by him solely or jointly with others during the period of his employment with the Company or within one year thereafter, which relate to the manufacture, production or processing of any products developed or sold by the Company during the term of this Agreement or which are within the scope of or usable in connection with the Company’s business as it may, from time to time, hereafter be conducted or proposed to be conducted, whether or not made during my regular working hours and whether or not made on the Company’s premises.

          (b)     Executive agrees that any such Intellectual Property shall constitute a work made for hire under the copyright laws of the United States and, to the extent any such Intellectual Property shall be determined not to be a work made for hire, Executive hereby assigns, and, to the extent any such assignment cannot be made at the present time, Executive hereby agrees to assign, to the Company all of my right, title and interest throughout the world, including, without limitation, copyright, patent and trade secret rights, in and to the Intellectual Property, together with Executive’s right to file for and/or own wholly without restriction United States and foreign patents, trademarks and copyrights with respect thereto. Executive specifically agrees and acknowledges that the foregoing assignment covers all results, outputs and products of his work for the Company prior to January 1, 1997, whether as an employee or as a consultant, and all related copyrights, patents and other proprietary rights, and that all such results, outputs and products shall be Intellectual Property hereunder and the sole property of the Company hereafter.

          (c)    Executive agrees to execute all appropriate patent applications securing all United States and foreign patents on all Intellectual Property, and to do, execute and deliver any and all acts and instruments that may be necessary or proper to vest all Intellectual Property in the Company or its nominee or designee and to enable the Company, or its nominee or designee, to obtain all such patents; and Executive agrees to render to the Company, or its nominee or designee, all such assistance as it may require in the prosecution of all such patent applications and applications for the re-issue of such patents, and in the prosecution or defense of all interferences which may be declared involving any of said patent applications or patents, but the expense of all such assignments and patent applications, or all other proceedings referred to herein above, shall be borne by the Company. Executive shall be entitled to fair and reasonable compensation for any such assistance requested by the Company or its nominee or designee and furnished by him after the termination of his employment. Executive shall make and maintain adequate and current written records of all Intellectual Property, and Executive shall disclose all Intellectual Property promptly, fully and in writing to the Company immediately upon development of the same and at any time upon request.

          Section 15.   Confidentiality. Executive shall not, either during the period of his employment with the Company or thereafter, reveal or disclose to any person outside the Company or use for his own benefit, without the Company’s specific written authorization, whether by private communication or by public address or publication or otherwise, any Confidential Information, as hereinafter defined. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company), which in any way relates to the present or future business of the Company, which is maintained in confidence by the Company, or which might permit the Company or its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. All originals and copies of any of the foregoing, relating to the business of the Company, however and whenever produced, shall be the sole property of the Company, not to be removed from the premises or custody of the Company without in each instance first obtaining written consent or authorization of the Company. Upon the termination of Executive’s employment in any manner or for any reason, Executive shall promptly surrender to the Company all copies of any of the foregoing, together with any other documents, materials, data, information and equipment belonging to or relating to the Company’s business and in his possession, custody or control, and Executive shall not thereafter retain or deliver to any other person, any of the foregoing or any summary or memorandum thereof.

          Section 16.   Restriction. The Company has invested and may in the future be required to invest substantial sums of money, directly or indirectly, to continue and expand the business heretofore conducted by it and in connection therewith, and as Executive recognizes that the Company would be substantially injured by Executive disclosing to others, or by Executive using for his own benefit, any Intellectual Property or any of the other types of information referred to in Section 15 as Confidential Information, Executive agrees that during the period of his employment hereunder and for a period ending twelve (12) months after the term of this Agreement:

          (a)     He will not, directly or indirectly, for his own account or as employee, officer, director, partner, joint venturer or otherwise, engage within the United States or Canada, in any phase of the business of manufacturing, distributing or selling of lasers for use in medical or cosmetic procedures.

          (b)    Executive shall not solicit, induce, attempt to hire, or hire any employee of the Company (or any other person who may have been employed by the Company during the term of his employment with the Company), or assist in such hiring by any other person or business entity or encourage any such employee to terminate his or her employment with the Company.

          Executive and the Company are of the belief that the period of time, the geographic area and the range of activities limited by this Section 16 are reasonable, in view of the nature of the business in which the Company is engaged and proposes to engage, the state of its product development and Executive’s knowledge of this business. However, if such period, or range of activities area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months, such area shall be reduced by elimination of such portion of such area, and/or such range of activities shall be reduced by elimination of such activities, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

          Section 17.   Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or three (3) days after mailing if mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to Executive, at the address set forth below his name on the signature page hereof, or to such other person(s) or addresses) as Executive shall have furnished to the Company in writing; and (b) if to the Company, at 82 Cambridge Street, Burlington, MA 01803, Attn: Human Resource Department, with a copy to General Counsel, Palomar Medical Technologies, Inc., 82 Cambridge Street, Burlington, MA 01803, or to such other person(s) or addresses as the Company shall have furnished to Executive in writing.

          Section 18.   Assignability. In the event that the Company shall be merged with, or consolidated into, any other corporation, or in the event that it shall sell and transfer substantially all of its assets to another corporation, the terms of this Agreement shall inure to the benefit of, and be assumed by, the corporation resulting from such merger or consolidation, or to which the Company’s assets shall be sold and transferred. This Agreement shall not be assignable by Executive, but it shall be binding upon, and shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

          Section 19.   Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof. This Agreement is given in consideration for the parties agreeing that this Agreement supersedes all previous Employment Agreements and Severance Agreements that might have been in effect at the time of this Agreement by and between the Executive and the Company and/or its subsidiaries.

           Section 20.  Expenses. The Company shall pay to the Executive all reasonable legal and arbitration fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation.

          Section 21.  Equitable Relief. Executive recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 15, 16 or 17 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law.

          Section 22.  Waivers and Further Agreements. Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

          Section 23.   Amendments. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

          Section 24.   Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

          Section 25.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

          Section 26.  Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

           Section 27.   General Provisions.

          (a)    Executive further agrees that his obligations under Sections 15, 16 and 17 of this Agreement shall be binding upon him irrespective of the duration of his employment by the Company, the reasons for any cessation of his employment by the Company, or the amount of his compensation and shall survive the termination of this Agreement (whether such termination is by the Company, by Executive, upon expiration of this Agreement or otherwise).

          (b)    Executive represents and warrants to the Company that he is not now under any obligations to any person, firm or corporation, and has no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the performance by him of any of the covenants or his duties in his said employment.

          Section 28.  Gender. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

          Section 29.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

PALOMAR MEDICAL TECHNOLOGIES, INC. (Registrant)
By: /s/ Joseph P. Caruso ——————————————
Name: Joseph P. Caruso ——————————————
Title: President ——————————————

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL THE PROVISIONS OF THIS AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

EXECUTIVE: /s/ Louis P. Valente ——————————————
Notice Address: ——————————————
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